UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  March 7, 2014

Islet Sciences, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	001-34048	87-0531751
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8601 Six Forks Rd., Suite 400
Raleigh, North Carolina 27615
(Address of Principal Executive Offices)

Registrant's telephone number, including area code:  (919) 480-1518

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement

On March 12, 2014, Islet Sciences, Inc., a Nevada corporation (the “Company”), entered into a binding letter of intent (the “LOI”) with Brighthaven Ventures, LLC, a North Carolina limited liability company d/b/a BHV Pharma (“BHV”). Under the LOI, the Company will acquire all of the outstanding membership interests of BHV in consideration for the issuance of an aggregate of 30 million shares of common stock to the current members of BHV subject to the terms of a definitive purchase agreement to be negotiated and entered into by the parties. Shares of common stock issuable to BHV members will carry demand and piggy-back registration rights.

BHV is headquartered in Research Triangle Park, North Carolina. BHV was launched in 2009 with the mission to develop novel therapeutics aimed at improving the lives of patients suffering from metabolic disorders, including diabetes and NASH/NAFLD. BHV has licensed exclusive rights to issued patents for the compound remogliflozin-etabonate (“Remo”, designated BHV091009). BHV also owns certain patent applications related to a biphasic formulation technology (the “Biphasic Patent”). Remo is a selective sodium glucose co-transporter 2, inhibitor being developed for the treatment of type 2 diabetes and non-alcoholic steatohepatitis (“NASH”). Remogliflozin is in late phase 2 clinical development.  BHV holds an exclusive license to issued patents for Remo from Kissei Pharmaceutical Co., Ltd., a corporation organized and existing under the laws of Japan (“Kissei”), for the development and commercialization of pharmaceutical preparations containing Remo in all countries of the world except for Japan, Korea and Taiwan, under the Exclusive License Agreement between BHV and Kissei dated December 1, 2010. BHV and Kissei share co-exclusive rights in China.

James Green and William Wilkison, the current members of BHV, are the Chief Executive Officer and the Chief Operating Officer of the Company, respectively.

The foregoing description of the LOI is qualified in its entirety by the text of the document which is annexed hereto as Exhibit 10.1.

On March 13, 2014, the Company issued a press release announcing the LOI, a copy of which is attached hereto as Exhibit 99.1.

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 7, 2014, Dr. Michael Luther was appointed as a director of the Company. Set forth below is a brief biography of Dr. Luther:

Dr. Michael Luther, 57, leads Albany Molecular Research, Inc.’s global discovery organization, which provides biology and chemistry services to the biopharmaceutical industry, with locations in the U.S., Singapore and Hyderabad, India. Dr. Luther oversees AMRI’s expansion into Western New York via the development of the Buffalo Medical Innovation and Commercialization Hub at Buffalo Niagara Medical Campus (BNMC Hub), a new public-private pharmaceutical research and development initiative in Buffalo, N.Y. announced by New York Governor Andrew M. Cuomo in December 2012. Dr. Luther was most recently Corporate Vice President of Global Discovery Research Services at Charles River Laboratories, from August 2012 through September 2013, where he served as the general manager of the firm’s discovery business unit, including developing and implementing strategic and operating plans. Prior to his role at Charles River, from March 2009 through August 2012, he was President and a member of the Board of Directors of the David H. Murdock Research Institute in Kannapolis, North Carolina where he led and directed all activities of the institute, which included applied R&D activities that facilitate and accelerate discovery to proof of principle and early product development in areas of human health. Prior to this, from November 2006 through March 2009 he held the position of Vice President and Site Head at Merck Frosst at their Montreal, Canada site, focused on the delivery of Phase I candidates from target to clinic for respiratory and metabolic disorders. Prior to this, from 1991 through 2006 he held positions of increasing responsibility at GlaxoSmithKline, culminating in his appointment as Vice President, High Throughput Biology. Dr. Luther earned his Ph.D. in biochemistry from the St. Louis University School of Medicine; an M.B.A. from Duke University, Fuqua School of Business; and a B.Sc. in biology and chemistry from North Carolina State University. Dr. Luther has authored numerous scientific papers and has served on Boards of Directors for both academic and industry trade organizations, including the Chagas Disease Foundation, the Center for Tropical and Emerging Global Diseases and the College of Life Sciences Research Foundation at North Carolina State University.

On March 12, 2014, the Company and Dr. Luther entered into a Director Agreement. A summary of the compensation for the directorship of Dr. Luther is set forth as follows:

1.	Stock grant of 50,000 shares of common stock of the Company fully vested as of the date of the grant.

2.	Reimbursement of traveling expenses for such director’s attendance of meetings of the board of directors or any committee of the Company.

The foregoing description of the Director Agreement is qualified in its entirety by the text of the agreement which is annexed hereto as Exhibit 10.2.

On March 14, 2014, the Company issued a press release announcing the foregoing appointment, a copy of which is attached hereto as Exhibit 99.2.

Item 9.01  Financial Statements and Exhibits.

(d)      The following exhibits are filed with this report:

Exhibit No.	Description

10.1	Letter of Intent with BHV.

10.2	Form of Director Agreement.

99.1	Press Release regarding entry into LOI.

99.2	Press Release regarding appointment of Dr. Luther.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Islet Sciences, Inc.

Dated: March 14, 2014	By:	/s/ James Green
Name: James Green
Title: CEO and Director